Exhibit 99.1
Sabine Royalty Trust

News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER
     Dallas, Texas, November 3, 2010 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.31975 per unit, payable on November 29, 2010, to unit holders of record on November 15, 2010. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for August 2010 and the gas production for July 2010. Preliminary production volumes are approximately 32,079 barrels of oil and 827,684 Mcf of gas. Preliminary average prices are approximately $72.10 per barrel of oil and $4.38 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	32,079	827,684	$72.10	$4.38

Prior Month	36,784	578,274	$72.26	$4.61
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of October, approximately $160,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $1,396,000 in revenue has been received.
     Approximately $574,000 for 2010 Ad Valorem taxes was deducted from this month’s distribution as compared to $740,000 for October 2009. These payments are normal expenditures at this time of year.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541